EXHIBIT 99.1
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES RESTRUCTURING OF MIDWAY SLOTS AGREEMENT
Las Vegas — June 19, 2007 — Full House Resorts (AMEX: FLL) announced today the restructuring of its management contract at Midway Slots and Simulcast in Harrington, Delaware. Full House has agreed with Harrington Raceway, Inc., the owner of the property and an equal partner with Full House in the management company, to allow Harrington Raceway greater flexibility and control in the management of the facility while providing Full House with guaranteed growth in its share of the management fee for the remaining term of the management contract, which expires in August 2011.
Full House Resorts will continue to receive management fees as currently prescribed under the management agreement, with a minimum guaranteed growth factor of 5% per year over the previous year, with 2006 as the base year. However, the minimum guaranteed growth factor in 2008 will be 8% to account for the opening of the facility expansion currently underway.
Andre M. Hilliou, Chief Executive Officer of Full House Resorts, said: “This is part of the natural progression in management agreements where the owner has operating expertise in other fields and plays an active role in the strategic direction of the property. This agreement will provide us with a guaranteed growth rate in fees over the remaining term of the management agreement, thus insulating the Company from potential competitive pressures in and around Delaware. But perhaps more importantly, our management team will be able to focus more on substantial new growth opportunities such as the Huron Michigan project which may break ground later this year and additional acquisition opportunities. We appreciate the great relationship we have enjoyed with our partners at Harrington Raceway and look forward to continued success at the Midway Slots and Simulcast facility.”
Eugene H. Bayard, Chairman of Harrington Raceway, said: “We are truly grateful to Full House and its previous partner for the development and funding of our facility and for their management to date, which has made this a first class gaming operation. However, now is the time for Harrington Raceway to begin managing our business and we believe this agreement serves the interests of all parties.”
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. Full House owns the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of over 1,500 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. Midway is in the process of a $40 million remodeling and expansion, scheduled to open in the summer of 2007. Full House also has a

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management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with more than 2,000 gaming devices in the Battle Creek, Michigan area. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.
Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, it’s Form 10-KSB for the most recently ended fiscal year.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
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For further information, contact:
Mark Miller, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com

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